Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Elite Education Group International Limited

We consent to the inclusion in the foregoing Registration Statement of Elite Education Group International Limited and its subsidiaries (collectively the “Company”) on the Amendment No.3 to Form F-1 of our report dated on January 29, 2021, relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2019 and 2020, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the two years in the period ended September 30, 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

February 24, 2021

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us